Exhibit 10.26

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of December 12, 2022, by and between FREYR Battery US Holding, Inc., a Delaware corporation (the “Company”), and Jeremy Bezdek (the “Employee” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Parties intend that the Employee shall be employed by the Company as President of Freyr Battery US and EVP Corporate Development – FREYR Battery Group pursuant to the terms of this Agreement effective as of January 1st, 2023 (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties hereto agree as follows:
1At-Will Employment. The Employee’s employment with the Company will be “at will” and can be terminated by either the Employee or the Company at any time for any reason; provided, however, that the Employee agrees to provide the Company with at least one (1) month of notice (the “Notice Period”), in writing, prior to any such termination, and provided further that the Company may, in its discretion, accept such resignation and terminate the Employee’s employment with immediate effect at any time prior to the completion of the Notice Period and the Company shall not be required to pay the Employee for the remainder of any such notice period.
2Employment and Duties.
(a)Title. Starting on the Effective Date, the Employee will be employed as President of Freyr Battery US and EVP Corporate Development – FREYR Battery Group. The Employee shall report to the Chief Executive Officer of FREYR Battery Group, or other such position as the Company may determine.
(b)Location. The Employee’s principal place of work shall initially be Wichita, Kansas. The Employee’s place of work may be transferred to other locations in the United States upon mutual agreement of the Employee and the Company. The Employee acknowledges that the Employee’s work will necessitate a considerable amount of travel, including travel abroad.
(c)Services. During employment with the Company, the Employee shall (i) be a full-time employee of the Company; (ii) carry out the duties assigned to the Employee’s position as are reasonably prescribed by the Company from time to time and consistent with the Employee’s position; (iii) comply with all Company policies, instructions and guidelines, as in effect from time to time; and (iv) devote all of the Employee’s business time and best efforts to the performance of the Employee’s duties to the Company and will not engage in any other business, profession or occupation for compensation without the prior written consent of the Company. The Employee shall not accept any external board membership without the prior written consent of the Company (which such consent shall not be unreasonably withheld if the proposed board membership does not conflict with the Employee’s duties to the Company or put the Employee in a position of actual or perceived conflict of interest). Notwithstanding the foregoing, the Employee may manage the Employee’s (and his family’s) personal investments; provided, however, that such activities do not materially interfere, individually or in the aggregate, with the performance of the Employee’s duties hereunder, breach the terms of this Agreement, or have a material adverse impact on the Company.
(d)Working Hours. Standard business hours for the Company are 9:00 am to 5:00 pm Monday to Friday. The Employee will be required to work hours in excess of the ordinary working hours as may be reasonably required to carry out the Employee’s duties properly and effectively in accordance with the needs of the Company. The Employee’s position is considered exempt under the Fair Labor Standards Act and applicable state law. As a result, the Employee will not be entitled to overtime pay for hours worked in excess of the Employee’s normal work schedule.
3Compensation, Bonus and Benefits.
(a)Salary. Beginning on the Effective Date, the Company will pay the Employee a salary at the annual rate of USD 500,000.00 (“Base Salary”), which shall be paid monthly (or more frequently if required by law) and in accordance with the Company’s usual and regular payroll practices, as in effect from time to time.
(b)Bonus. The Employee will be eligible to earn an annual cash bonus pursuant to the FREYR Battery group annual cash bonus scheme, the terms and objectives of which are subject to the sole discretion of the Company and subject to change from time to time, with a target annual cash bonus of 75% of Base Salary, as of fiscal year 2023. If, within two (2) years after any bonus (whether as part of the Company’s bonus scheme or otherwise), any option or other award (including the Sign-On Options described below) is paid to the Employee, the Company is required to restate its accounts to a material extent or if the Company becomes aware of any material malfeasance or material wrongdoing on the Employee’s part, then the Company shall be entitled to recalculate the bonus that it would otherwise have awarded in the relevant financial years, had these facts been known at the time the bonus was granted. The Employee shall repay to the Company on demand the difference between such recalculated bonuses and the aggregate value of the awards actually paid to the Employee (as determined by the Company). Without limitation of the foregoing, the Employee agrees that the Employee shall be subject to and comply with any additional or different recoupment policies as may be adopted by the Company from time to time, including any such policy as may be required by law or listing rule.
(c)Sign-On Options. Subject to the required approval, the Employee will receive a one-time award of 150,000 non-qualified options to purchase shares of the common stock of Parent (the “Sign-On Options”). The Sign-On Options will be granted in accordance with the standard grant schedule for the LTIP Program for the relevant year, and will be subject to the terms of the Long-Term Incentive Program 2021 (as amended from time to time, the “Equity Plan”), and any applicable award agreement issued thereunder. The Sign-On Options will vest in three (3) equal tranches over a period of three (3) years from the grant date and once vested will remain exercisable for a term not to exceed five (5) years from the grant date under the Equity Plan, subject in each case to the Employee’s continued active employment with the Company. The per share exercise price of such Sign-On Options will equal the Fair Market Value per Share (as each is defined in the Equity Plan) on the grant date. If, during twelve (12) months immediately following the occurrence of a Change in Control (as defined in the Equity Plan), the Employee experiences a termination of employment under circumstances which would entitle him to severance under Section 4(b) of this Agreement, all then-unvested Sign-On Options will vest and be cancelled in exchange for a cash payment equal to the aggregate spread (if any) with respect to such Sign-On Options. Except as set forth in this Agreement, all equity or equity-based awards shall be governed by the terms and conditions of the Equity Plan and applicable award agreement, including but not limited to the Sign-On Options, LTIP Options and LTIP RSUs.

(d)Annual Long-Term Incentive Program (“LTIP”) Options. The Employee
will be eligible to participate in the FREYR Battery LTIP. Subject to the required approval, the Employee will receive an award of 200,000 options to purchase Parent common stock (the “LTIP Options”), to be granted per annum for each of 2023, 2024 and 2025. All LTIP Options will be granted in accordance with the standard grant schedule for the LTIP Program for the relevant year. The LTIP Options shall vest in three (3) equal tranches over a period of three (3) years from the grant date and once vested will remain exercisable for a term not to exceed five (5) years from the grant date under the Equity Plan. The per share exercise price of such LTIP Options will equal the weighted average and the exchange rate of a Share for the five (5) day period immediately preceding the grant date. If, during the twelve (12) months immediately following the occurrence of a Change in Control, the Employee experiences a termination of employment under circumstances which would entitle him to severance under Section 4(b) of this Agreement, all then-unvested LTIP Options will vest and be cancelled in exchange for a cash payment equal to the aggregate spread (if any) with respect to such LTIP Options.

(e)Annual LTIP Restricted Stock Units (“RSUs”). Subject to the required approval, the Employee will receive RSUs with respect to a number of Shares with a Fair Market Value at the time of grant equal to $250,000.00 per year (the “LTIP RSUs”) issued pursuant to the Equity Plan, for each of 2023, 2024 and 2025. All LTIP RSUs will be granted in accordance with the standard grant schedule for the LTIP Program for the relevant year. The LTIP RSUs shall vest in three (3) equal tranches over a period of three (3) years from the grant date and be settled in cash within thirty (30) days thereafter. If, during the twelve (12) months immediately following the occurrence of a Change in Control event, the Employee experiences a termination of employment under circumstances which would entitle him to severance under Section 4(b) of this Agreement, all then-unvested LTIP RSUs will vest and be cashed out.

(f)Tax Equalization. If necessary, the Company agrees to pay to the Employee an amount sufficient to compensate the Employee for any tax liability (including any tax liability on any such payment) that the Employee incurs in any country relating to compensation paid to the Employee from the Company, if and only if the Company has requested that the Employee perform work in such country, such that the Employee will be, from an economic perspective, no worse off than if the Employee had lived, worked and incurred tax liabilities only in the United States.

(g)Paid Time Off. The Employee will be entitled to six (6) weeks of paid vacation time per calendar year. Unused vacation days will rollover each year. This paid time off excludes any Company shut down days, as well as public holiday observed by the Company, which will also be paid. The Employee is also entitled to five (5) paid personal days and ten (10) paid sick days. Any time off, whether paid or unpaid, must be taken at times appropriate to the local work situation and be approved beforehand by the Employee’s direct manager, whenever possible. The Employee should give the Company as much notice as possible prior to taking any paid time off. The Company understands that instances of unforeseen sickness and emergencies may arise, and will work with the Employee in these situations.
(h)Other Benefits. The Employee will be eligible to participate in all benefit plans made available by the Company to its similarly-situated employees, as in effect from time to time, currently including the Company’s health, dental care and vision care plans, pursuant to the terms of such plans as in effect from time to time.

Until such time as the Company adopts a matching 401(k) plan with a minimum 3% match, or until family health insurance monthly premiums are <$500/month (adjusted for inflation) with a $10,000 deductible, the Employee will receive an annual award of $25,000, less applicable tax withholdings, and payable by the end of each applicable fiscal year.
(i)Technology. The Company will provide the Employee with a laptop for business use. The Company will provide the Employee with a mobile phone and cover reasonable cost for business use and, to a reasonable extent, private use in accordance with the Company’s policies, as in effect from time to time. Further, the Company will reimburse fifty (50) percent of internet subscription at home, up to $50.00 per month.
(j)Deductions from Salary. Deductions from salary and bonus may be made to the extent required or permitted by applicable labor law under the following circumstances: (i) cash advances made (x) upon the written request or by signed agreement of the Employee and (y) as part payment of future wages to be earned, (ii) incorrect wage overpayments or excess cash advances, and (iii) amounts received through employee misconduct, such as any misuse of the Company’s funds (e.g., by credit card). The Company will provide the Employee with written notice prior to making any such deductions. All amounts payable to the Employee will be subject to applicable tax withholding.

4Termination of Employment.
(a)Accrued Benefits. Upon the termination of the Employee’s employment with the Company for any reason, the Employee shall be entitled to receive the following: (i) any accrued but unpaid Base Salary through the date of termination; (ii) reimbursement for expenses and fees incurred by the Employee prior to the date of termination in accordance with Section 5; and (iii) vested and accrued benefits, if any, to which the Employee may be entitled under the Company’s employee benefit plans as of the date of termination (the amounts and benefits described in clauses (i) through (iii), collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be paid in accordance with applicable law, the Company’s payroll procedures, expense reimbursement procedures and/or plan terms, as applicable. The Employee shall not be entitled to receive any compensation or benefits other than the Accrued Benefits in connection with a termination of the Employee’s employment with the Company for any reason, and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates, except in the event of a termination of Employee’s employment by the Company without Cause (as defined below).
(b)Termination by the Company without Cause.
i.Without limiting Section 1 of this Agreement, if the Employee’s employment is terminated at any time by the Company without Cause, the Company shall pay or provide to the Employee (A) the Accrued Benefits and (B) upon the Employee’s execution of a separation agreement containing a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”) and the expiration of the applicable revocation period with respect to such Release within 60 days following the date of termination (the date on which the Release becomes effective, the “Release Effective Date”), and subject to the Employee’s continued compliance with the covenants and obligations set forth in this Agreement, the Release or any other agreement between the Employee, on the one hand, and the Company or any of its affiliates, on the other, containing non-solicitation, non-disparagement, confidentiality or similar restrictive covenants, an aggregate amount equal to twelve (12) months of Base Salary (“Severance”). Severance, if any, shall be payable in substantially equal installments over a six (6)-month period, in accordance with the Company’s standard payroll practices, commencing on the first payroll date following the Release Effective Date, subject to the terms and conditions herein; provided, however, that the first installment of the Severance shall include all payments that would have been made had such installments commenced immediately following the Employee’s last day of employment; provided, further, that to the extent that the Employee’s period to consider the Release spans two (2) calendar years, such first installment shall occur in the second calendar year, to the extent that such installment constitutes nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code, as amended (the “Code”), and shall include all payments that would have been made had such installments commenced immediately following the Employee’s last day of employment.
ii.For purposes of this Agreement, the Company may terminate the Employee’s employment with “Cause” upon: (A) the Employee’s commission of any felony (or state law equivalent) or any crime involving moral turpitude or dishonesty; (B) the Employee’s misconduct in connection with the performance of his duties to the Company; (C) the Employee’s failure to perform his duties or failure to comply with any valid and legal directive of the Company; (D) a material breach by the Employee of this Agreement or any fiduciary duty owed by the Employee to the Company, (E) any action taken by the Employee in violation of the Company’s code of conduct or other material written policies or guidelines established by the Company from time to time applicable to employees or executives generally, including, without limitation, written policies or guidelines related to discrimination, harassment, retaliation or ethics; (F) any fraud by the Employee upon the Company, embezzlement or misappropriation of corporate funds or activities; or (G) the Employee’s engagement in conduct that brings or is reasonably likely to bring the Company into public disgrace, embarrassment or disrepute.
5Business Expenses. The Company shall, on the presentation of invoices or vouchers or other evidence of actual payment, reimburse the Employee for expenses, including business travel expenses reasonably incurred by the Employee in the performance of the Employee’s duties under the Agreement, in accordance with the Company’s policies, as in effect from time to time. Determination of the reasonableness of business expenses is at the sole discretion of the Company.
6Code of Conduct and Company Policies. The Employee will comply with all codes of conduct and all other policies which have been made available to the Employee and as in effect from time to time.
7Confidentiality.
(a)The Employee understands that during the Employee’s employment with the Company, the Employee will have access to unpublished and otherwise confidential and proprietary information (“Confidential Information”), whether oral, written or contained on computer systems or other media, relating to the business and affairs of the Company or its affiliates or any client of the Company or its affiliates, or otherwise obtained or known by the Employee as a consequence of or through the Employee’s employment. The Employee agrees to hold in trust and confidence all Confidential Information and observe all Company policies and procedures concerning such Confidential Information. The Employee further agrees not to disclose or use, either during the Employee’s employment with the Company or at any time thereafter, any Confidential Information unless authorized to do so by the Company in writing, except that the Employee may disclose and use such information (i) when necessary in the performance of the Employee’s duties for the Company; and (ii) as otherwise required by law.
(b)For purposes hereof, Confidential Information includes, but is not limited to, the contents of this Agreement, information of both a technical and nontechnical nature relating to the business of the Company and its affiliates, its actual or anticipated businesses, research or development, finances, strategic or financial plans, business plans, methods, processes, developments, records, formula, prices, techniques, operations, investments, marketing plans, technical and sales information, customer and client information, future transactions, employee lists and compensation, management compensation, intellectual property, computer programs, files, procedure and reference manuals, technology or the implementation or exploitation thereof, and any other information communicated to the Employee in circumstances where it is evident that such information is confidential, including, without limitation, information pertaining to trading, customers, clients, prices, costs, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs (including information disclosed to the Company by others under agreements to hold such information confidential). Confidential Information also includes information encompassed in materials, surveys, charts, drawings, designs, plans, proposals, reports, research, marketing and sales plans, costs, quotations, specification sheets and recording media. Confidential Information further includes information which relates, directly or indirectly, to the computer systems and computer technology of the Company and its affiliates including, but not limited to, source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installations and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases and any other form or compilation of computer related information.
(c)The Employee’s obligations with respect to Confidential Information will continue, whether or not the Employee resigns or the Employee’s employment with the Company is terminated by the Company, until such information becomes generally available from public sources through no fault of the Employee. Upon resignation or termination of the Employee’s employment with the Company for any reason, the Employee will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mails, apparatus, drawings, blueprints and any other material of the Company, including all materials pertaining to Confidential Information developed by the Employee or others, and all drafts, copies and originals of such materials, whether of a technical, business or fiscal nature, whether on hard copy, tape, disk or any other format, which are in the Employee’s possession, custody or control. Furthermore, if the Employee receives a subpoena or request for disclosure of any Confidential Information, the Employee agrees to provide prompt written notice to the Chief Legal Officer in FREYR Battery SA prior to responding to such subpoena or request; the Employee further agrees to cooperate with the Company in taking steps to maintain the confidentiality of such Confidential Information.
(d)The Employee acknowledges that any breach of confidentiality during the Employee’s employment or at any time thereafter may lead to liability and may constitute grounds for dismissal and/or render the Employee liable to legal action and/or damages.
8Permitted Disclosures. Pursuant to 18 U.S.C. § 1833(b), the Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Employee’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney and use the trade secret information in the court proceeding, the Employee (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Notwithstanding anything to the contrary contained in this Agreement, this Agreement does not (x) prohibit the Employee from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of the Company, or any related targets, by any government agency or other regulator that is responsible for enforcing a law on behalf of the government, or otherwise providing information to the appropriate government regulatory agency or body regarding conduct or action undertaken or omitted to be taken by the Company that the Employee reasonably believes is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to the Company, or in connection with any dispute between the parties; (y) require the Employee to obtain the approval of, or give notice to, the Company or any of its representatives to take any action permitted under the preceding clause (x); or (z) apply to information that (i) was at the time of receipt within the public knowledge without any breach by the Employee or (ii) subsequently is lawfully acquired from a third party without continuing restriction on use, without any breach by the Employee.
9Non-Disparagement. The Employee may not, either during or at any time subsequent to the Employee’s employment with the Company, directly or indirectly, engage in any conduct or make any statement disparaging in any way the business or reputation of the Company, or any goods or services offered by the Company, nor shall the Employee engage in any other conduct or make any other statement that could reasonably be expected to impair the goodwill or reputation of the Company.
10Non-Competition.
(a)The Employee agrees that during the employment with the Company and for a period of six (6) months immediately following termination of employment (the “Restricted Period”) for any reason, the Employee shall not, whether for the Employee’s own account or for any other person or entity, render advice or provide any services in an executive, management or supervisory role, or in a role that is the same as or similar in function or purpose as those provided to the Company at any time during the twenty-four (24) calendar month period preceding the termination of the Employee’s employment with the Company for any reason, to any person or business that develops or produces green battery cells, or any other products developed by the Company during the Employee’s employment with regard to which the Employee developed or obtained Confidential information (“Competing Business”).
(b)If the Employee is uncertain whether an activity is covered by the prohibitions set out in this clause, the Employee shall, whether during the employment or following termination of employment, present the issue to the Company in writing and await a written statement from the Company before engaging in the activity at question. The Company shall provide a written statement on the applicability of Section 10(a) within two (2) weeks after having received the written request from the Employee.

(c)If the Company determines that the prohibition against competition in Section 10(a) applies, the Company shall compensate the Employee during the Restricted Period an amount corresponding to the Employee’s pro-rated base salary for the duration of the Restricted Period calculated on the basis of the Employee’s annual salary the last twelve (12) months (such amount, the “Non-Compete Payment”), payable in equal installments in accordance with the Company’s payroll practices, as in effect from time to time, beginning on the first payroll date following the last day of the Employee’s employment with the Company. If the Employee acquires or receives income during the Restricted Period, the Company is entitled to reduce the Non-Compete Payment correspondingly, up to a maximum of half of the total compensation the Employee would be entitled to from the Company before such reduction. The Employee shall provide the Company with information regarding income from such other work in the prohibition period. If the Employee does not meet this requirement, the Company is entitled to withhold compensation until the information is presented.
(d)If the Employee violates the provisions of Section 10(a), the Employee will no longer be entitled to payment by the Company and agrees to immediately reimburse the Company for compensation payments made in accordance with Section 10(c). In the event of violation of the provisions of Section 10(a), Section 11 or Section 12, the Company may demand that the infringement immediately ceases and may take necessary legal actions. In addition, the Company may demand that the Employee pays the enrichment the Employee and/or new employer/client etc. have achieved as a result of the breach of non-competition or non-solicitation clauses in Section 10(a), Section 11 and Section 12. Payment of compensation does not entail that the infringement may continue.
11Non-Solicitation of Customers. The Employee agrees that during employment and the twelve (12) months immediately following the termination of the Employee's employment for any reason, the Employee shall not directly or indirectly solicit or otherwise (including by assisting or aiding any third party), (i) solicit the business of or perform any services for any actual customer, any person or entity that has been a customer within the one-year period preceding the date of such solicitation or any actively solicited prospective customer as to whom the Employee provided any services or as to whom the Employee has knowledge of Confidential Information, (ii) encourage or assist any Competing Business to solicit or service any actual customer, any person or entity that has been a customer within the twelve (12) month-period preceding the date of such solicitation or any actively solicited prospective customer of the Company covered by this section, or otherwise seek to encourage or induce any such customer to cease doing business with, or lessen its business with, the Company or (iii) otherwise knowingly interfere with or damage (or attempt to knowingly interfere with or damage), or take action that would reasonably be expected to interfere with or damage, the Company’s relationship with its customers.
12Non-Solicitation of Employees. The Employee agrees that during the Restricted Period, the Employee shall not, directly or indirectly (including by assisting or aiding any third party), (i) solicit, recruit or induce any employee of the Company to terminate employment with the Company or (ii) either individually or as owner, agent, employee, director, manager, officer, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company with any person who at the time of such action is, or who during the six (6)-month period preceding such action was, an employee of the Company and with whom the Employee did business or for about whom the Employee developed or obtained Confidential Information; provided, however, that, following the termination of the Employee’s employment, the foregoing will not preclude the Employee from initiating or directing, on the Employee’s own behalf or for a third party, a general employment solicitation that is not directed primarily at the foregoing employees.
13Use of Company Technology. The Company’s electronic mail system, on-premises internet subscription and all other data systems are the exclusive property of the Company. The Employee agrees that, with the exception of occasional incidental use, the Company’s electronic mail system, on-premises internet subscription and all other data systems shall be used by the Employee solely in connection with the Employee’s work for the Company. The Employee acknowledges that the Employee shall have no right to access and shall not access the Company’s electronic mail system or other data systems after termination of employment.
14Intellectual Property.
(a)The terms and provisions of this Section 14 shall apply to all Creations (as defined below) and all intellectual property rights (“IPR”) related thereto that are conceived, reduced to practice, made, created or developed, or otherwise delivered or provided, by the Employee in the course of the Employee’s employment with the Company, whether outside working hours or outside the Company’s premises, or made with the use of the Company’s information, time, material, facilities, employees or advisors, and which in any way is related to the Company’s business. “Creations” shall in this agreement mean any work of art or literature, integrated circuit design, software, copyright, design, trademark, trade name, distinctive sign, know-how, trade secret, information, data, databases, test results, discoveries, formulae, inventions, improvements, ideas and concepts. All Creations which the Employee makes, develops, or conceives during the term of the employment and for a period of one (1) year after termination, shall be deemed to have been made in the course of the Employee’s employment by the Company or with the use of the Company’s information, time, material, facilities, employees or advisors, unless the Employee demonstrates otherwise. The Employee understands that nothing in this Section 14 applies to any invention for which no equipment, supplies, facility or trade secret information of the employer was used and which was developed entirely on the Employee’s own time, unless the invention (i) relates directly to the business of the Company or to the Company’s actual or demonstrably anticipated research or development, or (ii) results from any work performed by the Employee for the Company.
(b)The Employee acknowledges and agrees that all Creations and related IPR are works-for-hire and are owned exclusively by the Company. To the extent all Creations and related IPR are not works-for-hire and owned exclusively by the Company, the Employee hereby assigns and agrees to assign to the Company, its successors or assigns, all of the Employee’s right, title and interest in and to the Creations and IPR related thereto, including the right to make changes to and further assign such Creations and related IPR. The Employee waives, to the extent permitted under United States law, any moral rights in the Creations, including the right to be known as the creator of the Creations. The Employee shall disclose in writing to the Company any Creations and related IPR as such from time to time may arise, as reasonably required in order for the Company to assume ownership of and obtain intellectual property protection for such Creations and related IPR. At the Company’s request, the Employee undertakes to issue and sign confirmatory declarations of assignment relating to the Creations and related IPR. The Employee further undertakes to cooperate with the Company, and to execute and deliver all such further documents as the Company reasonably requires, during and after the termination of this Agreement, in order to obtain, protect and maintain Company’s ownership and interests in the Creations and the related IPR.
(c)Where the Employee can clearly document that a Creation was conceived, reduced to practice, made, developed or created by the Employee before the effective date of the Employment Contract (“Prior Creations”), such Prior Creations and any related IPR applications or registrations issued thereon shall be excluded from this Section 14. The Employee also agrees not to incorporate or provide or deliver for use any Prior Creations or related IPR owned by the Employee or in which the Employee has an interest into a Company product or process, without the Company’s prior written consent. If in the course of employment, the Employee incorporates or provides or delivers for use a Prior Creation into a Company product or process, the Company shall be and hereby is automatically granted a perpetual, non-exclusive, royalty-free irrevocable worldwide, transferable and sub-licensable license to make, have made, modify, use and sell any such Company product or process which incorporates such Prior Creation.
(d)The Employee agrees that any and all information and documentation relating to the Creations, including computer software code, is the property of the Company. The Employee undertakes to store such information and documentation on the Company’s computer system, in cloud accounts or otherwise in accordance with Company’s instructions. To the extent it is necessary to store such information and documentation locally, the Employee undertakes to store it in discrete files separate from personal information. The Employee agrees that the Company is entitled to access, at any time, computers and/or network resources used by the Employee for the purpose of securing the Company’s interests in such information and documentation to the extent necessary.
15Return of Property. Upon termination of employment, the Employee shall return to the Company all property of the Company in the Employee’s possession, custody or control belonging to the Company, including but not limited to business cards, credit and charge cards, keys, security and computer passwords, mobile phones, personal computer equipment, Creations, original and copy documents or other media on which information is held in the Employee’s possession relating to the business or affairs of the Company.

16Data Privacy. In order to manage the Employee’s employment, the Company will need to process certain personal data relating to the Employee. Information regarding which personal data is being processed, how such personal data is being processed and which rights the Employee has in this regard, is outlined on the Company’s intranet. The Employee is responsible for familiarizing himself or herself with the applicable content of such policy.
17Cooperation. Following the termination of employment, the Employee shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Employee’s employment hereunder. The Company shall reimburse all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Employee as a result of such cooperation.
18Remedies. The Employee acknowledges and agrees that a violation or threatened violation of any of the Employee’s obligations under this Agreement will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Employee agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Employee from committing any violation of the covenants or obligations contained in this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity in connection with the foregoing provisions of this Agreement.
19Background Check. The Employee gives their consent to the Company to perform criminal record check of records for felony or misdemeanour convictions in all jurisdictions in which the Employee has lived or worked during the previous ten years.
20Enforceability/Modification. It is expressly understood and agreed that although the Employee and the Company consider the restrictions contained in this Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Employee, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be deemed enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. Without limiting the foregoing, if any provision of this Agreement or any application thereof to any circumstances, is determined to be void and unenforceable, in whole or in part, by a court applying any applicable law, such provision or application shall be modified to the extent necessary to give the terms of this Agreement maximum effect. The existence of any claim or cause of action by the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Agreement.

21Notice. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement, including under Section 1, Section 10(b) and Section 15, shall be in writing and shall be given by electronic mail transmission (with confirmed receipt) or by personal delivery, as applicable. Notices shall be sent to the Company at:
Freyr Battery
Attention:    Jan Dahm-Simonsen
Email:        payroll@freyrbattery.com

Notices shall be sent to the Employee at:

Jeremy Bezdek
Email:        jeremy.bezdek@outlook.com
22Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Employee shall not assign all or any portion of this Agreement without the prior written consent of the Company.
23Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, discussions, covenants, representations, and arrangements, written or oral, between them as to such subject matter, including, without limitation, any prior employment agreement or offer letter by and between the Employee and the Company.
24Modifications and Waivers. No provision of this Agreement may be modified, altered or amended except by an instrument in writing executed by the parties hereto. No waiver by any party hereto of any breach by any other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at the time or at any prior or subsequent time. The failure of a party to enforce at any time the provisions of this Agreement or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of any party to enforce each and every provision in accordance with its terms.
25Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
26Governing Law; Consent to Jurisdiction; Jury Trial Waiver. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States. The parties hereby agree that any actions or proceedings brought by the Employee relating to this Agreement must be brought in the courts situated in Wilmington, Delaware. The

Employee hereby irrevocably submits to the exclusive jurisdiction of such courts and waives the defense of forum non conveniens (i.e., inconvenient forum) to the maintenance of any such action or proceeding in such venue. EACH PARTY TO THIS AGREEMENT WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM.
27Headings. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
28Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
29Electronic Signature. This Agreement may be electronically signed.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

For the Company	The Employee
/s/ Peter Matrai __________________________________	/s/ Jeremy Bezdek __________________________________
Name: Peter Matrai	Name: Jeremy Bezdek
Position: CEO FREYR BATTERY US HOLDING INC. Date:	Date:

Exhibit A

Form of Release

Jeremy Bezdek (“Employee”) and FREYR Battery US Holding, Inc. (the “Company”) hereby enter into and agree to be bound by this General Waiver and Release of Claims (the “Release”). Employee acknowledges that he is required to execute this Release in order to be eligible for certain post-termination benefits (the “Post-Termination Benefits”) as set forth in Section 4(b)(i) of his Employment Agreement with the Company, dated ____________, 2022 (the “Employment Agreement”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.
1.SEPARATION DATE. Employee acknowledges and agrees that his separation from the Company was effective as of [ ], 20[ ] (the “Separation Date”).
2.WAGES FULLY PAID. Employee acknowledges and agrees that he has received payment in full for all salary and other wages, including, without limitation, any accrued, unused vacation or other similar benefits earned through the Separation Date.
3.EMPLOYEE’S GENERAL RELEASE OF CLAIMS.
a.Waiver and Release. Pursuant to Section 4(b)(i) of the Employment Agreement, and in consideration of the Post-Termination Benefits to be provided to Employee as outlined in the Employment Agreement and this Release as set forth herein, Employee, on behalf of herself and his heirs, executors, administrators and assigns, forever waives, releases and discharges the Company and its officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Company, the “Company Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”), that Employee has ever had or might have against the Company Released Parties, or any of them, in any way arising out of, relating to, or connected with, the Employment Agreement, Employee’s services to, or employment by the Company or the termination thereof, including, but not limited to, (i) any Claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas Minimum Wage and Maximum Hours Law, the Discrimination Against Military Personnel Act, the Discrimination Against Employees who are Victims of Domestic Violence or Sexual Assault and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of breach of contract, fraud, wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Employee acknowledges that, to the extent permitted by law, if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Release bars

Employee from receiving, and Employee hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Release, however, excludes the following “Excluded Claims”: (w) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (x) claims with respect to the breach of any covenant (including any payments under the Employment Agreement) to be performed by the Company after the date of this Release, (y) any rights to indemnification or contribution or directors’ and officers’ liability insurance under the Employment Agreement, any operative documents of the Company or any applicable law,; and (z) any claims for vested benefits under any employee benefit plan (excluding any severance plan and including claims under the Consolidated Omnibus Budget Reconciliation Act of 1985) or any claims that may arise after the date Employee signs the Release.
b.Acknowledgement of ADEA Waiver. Without in any way limiting the scope of the foregoing general release of claims, Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by Employee. Employee acknowledges that: (i) the consideration given for this Release is in addition to anything of value to which Employee otherwise would be entitled to receive; (ii) he has been advised in writing to consult with an attorney of his choice prior to signing this Release; (iii) he has been provided a full and ample opportunity to review this Release, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (iv) he has read and fully understands this Release and has had the opportunity to discuss it with an attorney of his choice; (v) to the extent that Employee takes less than twenty-one (21) days to consider this Release prior to execution, he acknowledges that he had sufficient time to consider this Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (vi) Employee is aware of his right to revoke this Release at any time within the seven (7)-day period following the date on which he executes this Release by providing notice before the end of this seven (7)-day period. Employee further understands that he shall relinquish any right he has to Post-Termination Benefits described in the Employment Agreement if he exercises his right to revoke this Release. Notice of revocation must be made in writing and must be received by the Company by [●], 20[●], no later than 5:00 p.m. Pacific Time on the seventh (7th) calendar day immediately after the day on which Employee executes this Release.
4.NO CLAIMS BY EMPLOYEE. Employee affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against the Company or any of the other Company Released Parties.
5.NO ASSIGNMENT OF CLAIMS. Employee affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Company Released Parties.
6.NON-ADMISSION. Employee acknowledges and agrees that neither this Release nor anything in it shall be considered as any admission by the Company or any other Company Released Party of any improper conduct or fault whatsoever.
7.ADVICE OF COUNSEL. Employee acknowledges: (a) that he has been advised to consult with an attorney regarding this Release; (b) that he has, in fact, consulted with an attorney regarding this Release; (c) that he has carefully read and understands all of the provisions of this Release; and (d) that he is knowingly and voluntarily executing this Release in consideration of the Post-Termination Benefits provided under the Employment Agreement.
8.REMEDIES. If Employee breaches this Release or Sections 7, 9, 10, 11, 12, 14 or 15 of the Employment Agreement, or materially fails to comply with or otherwise materially breaches any of the promises, representations or releases in this Release or the Employment Agreement, in addition to all other legal and equitable remedies available to the Company in the event of a breach, (a) the Company may immediately stop any payments relating to the Post-Termination Benefits and may seek additional relief or remedy as provided under applicable law, and (b) Employee will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurred in the course of enforcing the terms of this Release, including demonstrating the existence of a breach and any other contract enforcement efforts. Any such cessation of payments or benefits shall not limit, restrict or otherwise affect Employee’s release of Claims or any other obligations of Employee set forth in this Release, or Employee’s continuing obligations under the Employment Agreement.
9.GOVERNING LAW. This Release and the performance hereof shall be construed and governed in accordance with the laws of the State of Delaware, and the Parties waive the application of conflicts of law provisions or principles of any state or jurisdiction.
10.SEVERABILITY. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Release shall continue in full force and effect without said provision or portion of provision.
11.SUCCESSORS AND ASSIGNS. Employee agrees that this Release will be binding upon, and pass to the benefit of, the successors and assigns of the Company. Any payments and benefits due to the Employee hereunder shall be payable to his estate or representative in the event of his death or disability.
12.AMENDMENTS. This Release may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Employee.
13.DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Release.
14.COUNTERPARTS. This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile and .pdf signatures will suffice as original signatures.
15.THIRD PARTY BENEFICIARIES. Each Company Released Party is intended to be a third-party beneficiary of this Release, and this Release may be enforced by each such Company Release Party in accordance with the terms hereof in respect of the rights granted to such Company Released Party hereunder.
16.ENTIRE AGREEMENT. This Release and the Employment Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and, except as otherwise provided herein, supersedes all prior discussions, agreements and understandings of every kind and nature between the parties hereto.

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By his signature, Jeremy Bezdek hereby knowingly and voluntarily executes this Release, and this Release shall be effective, as of the date indicated by his signature below.
ACCEPTED AND AGREED:

FREYR BATTERY US HOLDING INC.

For the Company	The Employee
__________________________________	__________________________________
Name: Peter Matrai	Name: Jeremy Bezdek
Position: CEO Date:	Date: